Exhibit 99.1

News Release

Coca-Cola Consolidated Reports Fourth Quarter
and Fiscal Year 2022 Results

Fourth quarter of 2022 net sales increased 12% versus the fourth quarter of 2021.

Gross profit in the fourth quarter of 2022 was $599 million, an increase of 22% versus the fourth quarter of 2021. Gross margin in the fourth quarter of 2022 improved by 300 basis points(a) to 38.1%.

Income from operations for fiscal year 2022 was $641 million, up $202 million, or 46%, versus fiscal year 2021.

Key Results

	Fourth Quarter			Fiscal Year
(in millions)	2022	2021	Change	2022	2021	Change
Physical case volume	88.2	89.2	(1.1)%	366.1	366.0	—%
Net sales	$1,572.8	$1,402.3	12.2%	$6,201.0	$5,562.7	11.5%
Gross profit	$598.6	$492.8	21.5%	$2,278.0	$1,954.2	16.6%
Gross margin	38.1%	35.1%		36.7%	35.1%
Income from operations	$172.8	$87.1	98.4%	$641.0	$439.2	46.0%

Beverage Sales	Fourth Quarter			Fiscal Year
(in millions)	2022	2021	Change	2022	2021	Change
Sparkling bottle/can	$948.5	$797.2	19.0%	$3,521.3	$3,020.9	16.6%
Still bottle/can	$468.1	$435.9	7.4%	$2,020.1	$1,861.2	8.5%

Fourth Quarter and Fiscal Year 2022 Review

CHARLOTTE, February 22, 2023 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the fourth quarter and the fiscal year ended December 31, 2022.

Net sales increased 12% to $1.57 billion in the fourth quarter of 2022. The increase in net sales was driven primarily by price increases taken across our portfolio. Volume in the fourth quarter of 2022 declined 1.1% on a reported basis. The fourth quarter of 2022 included one additional selling day compared to the fourth quarter of 2021. On a comparable(b) basis, physical case volume declined 2.1%, which included a decline in Sparkling and Still categories of 0.5% and 6.2%, respectively. Sparkling beverage volume continued to outperform price elasticities we have historically experienced with higher pricing.

“Our Company celebrated important achievements in 2022. Not only did we celebrate our 120th year selling the world’s best brands, we also marked this important milestone by reaching record profitability,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “I am incredibly proud of all of our teammates who overcame staffing challenges and supply chain disruptions to meet the needs of our customers and consumers. We look forward to another strong year of performance in 2023 as we continue to evolve our purpose-driven business model and consistently reinvest to drive long-term, profitable growth.”

For fiscal year 2022, net sales increased 11% to $6.20 billion, with physical case volume flat when compared to the prior year. Sparkling and Still net sales increased 16.6% and 8.5%, respectively, compared to fiscal year 2021. Sparkling volume grew 0.6% in 2022, driven by strong consumer demand for our multi-serve can and small bottle PET packages. Brands within the Sparkling category benefited from solid demand in our on-premise sales channels, including restaurants, universities, sports venues, amusement parks and other immediate consumption outlets. Still volume decreased 1.3% for 2022.

Gross profit in the fourth quarter of 2022 increased $105.8 million, or 22%, while gross margin improved 300 basis points to 38.1%. Adjusted(b) gross profit in the fourth quarter of 2022 was $597.0 million, which represented an increase of $100.3 million or 20%. The improvement in gross profit resulted from higher prices for our products, stable volume and prices for certain commodities moderating from historically high levels. Gross profit in fiscal year 2022 increased $323.8 million, or 17%, while gross margin improved 160 basis points to 36.7% .

“Our 2022 operating performance reflects our focus on long-term margin improvement, the strength of our brands and our strong execution in the marketplace,” said Dave Katz, President and Chief Operating Officer. “We were proactive with our revenue management initiatives to address the high levels of inflation we experienced while also introducing new, more affordable package configurations across our portfolio. We believe our targeted investments in mini can and small bottle PET capacity, along with projects that advance the use of technology and automation in our business model, were major contributors to our success in 2022 and will be key enablers for us as we move into 2023.”

Selling, delivery and administrative (“SD&A”) expenses in the fourth quarter of 2022 increased $20.0 million, or 5%. SD&A expenses as a percentage of net sales decreased 180 basis points to 27.1% in the fourth quarter of 2022. The increase in SD&A expenses related primarily to an increase in labor costs as compared to the fourth quarter of 2021. Over the last year, we have made certain investments in our teammates to reward performance for their contributions in achieving strong operating results and to remain competitive in the current labor environment. In addition, we continue to experience broad inflationary increases across a number of SD&A categories. SD&A expenses in fiscal year 2022 increased $121.9 million, or 8%. SD&A expenses as a percentage of net sales in fiscal year 2022 decreased 80 basis points to 26.4% as compared to fiscal year 2021.

Income from operations in the fourth quarter of 2022 was $172.8 million, compared to $87.1 million in the fourth quarter of 2021, an increase of 98%. For fiscal year 2022, income from operations increased $201.9 million to $641.0 million.

Net income in the fourth quarter of 2022 was $118.4 million, compared to $19.1 million in the fourth quarter of 2021, an improvement of $99.3 million. Net income in the fourth quarter of 2022 and 2021 was adversely impacted by fair value adjustments to our acquisition related contingent consideration liability, driven by changes in future cash flow projections and the discount rate used to compute the fair value of the liability. Fair value adjustments to this liability are routine and non-cash in nature. Income tax expense for the fourth quarter of 2022 was $37.0 million, compared to $3.3 million in the fourth quarter of 2021. The increase in income tax expense was the result of higher pre-tax income. Net income increased $240.6 million in fiscal year 2022 to $430.2 million as compared to fiscal year 2021.

Cash flows provided by operations for fiscal year 2022 were $554.5 million, compared to $521.8 million for fiscal year 2021. Cash flows from operations were impacted by the timing of certain working capital payments and receipts during the fourth quarter. In the fourth quarter of 2022, we invested $114.7 million in capital expenditures as we continue to optimize our supply chain and invest for future growth. In fiscal year 2023, we expect our capital expenditures to be between $250 million and $300 million. A priority in fiscal year 2022 was to reduce our debt obligations and to strengthen our balance sheet, which resulted in the reduction of our outstanding indebtedness by $125 million during the year.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the fourth quarter and the fiscal year ended December 31, 2022 includes selected non-GAAP financial information, such as “comparable” and “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Josh Gelinas (Media)	Scott Anthony (Investors)
Vice President, Communications	Executive Vice President & Chief Financial Officer
(704) 807-3703	(704) 557-4633
Josh.Gelinas@cokeconsolidated.com	Scott.Anthony@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Coca‑Cola Consolidated is the largest Coca‑Cola bottler in the United States. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably. For over 120 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors, across 14 states and the District of Columbia, to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca‑Cola Consolidated is traded on The Nasdaq Global Select Market under the symbol “COKE”. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; the inability to attract and retain front-line employees in a tight labor market; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Fourth Quarter		Fiscal Year
(in thousands, except per share data)	2022	2021	2022	2021
Net sales	$1,572,795	$1,402,339	$6,200,957	$5,562,714
Cost of sales	974,183	909,507	3,923,003	3,608,527
Gross profit	598,612	492,832	2,277,954	1,954,187
Selling, delivery and administrative expenses	425,773	405,737	1,636,907	1,515,016
Income from operations	172,839	87,095	641,047	439,171
Interest expense, net	3,864	8,241	24,792	33,449
Other expense, net	13,502	56,495	41,168	150,573
Income before taxes	155,473	22,359	575,087	255,149
Income tax expense	37,028	3,252	144,929	65,569
Net income	$118,445	$19,107	$430,158	$189,580

Basic net income per share:
Common Stock	$12.64	$2.04	$45.88	$20.23
Weighted average number of Common Stock shares outstanding	8,369	7,141	8,117	7,141

Class B Common Stock	$12.64	$2.04	$45.93	$20.23
Weighted average number of Class B Common Stock shares outstanding	1,005	2,232	1,257	2,232

Diluted net income per share:
Common Stock	$12.61	$2.06	$45.74	$20.17
Weighted average number of Common Stock shares outstanding – assuming dilution	9,391	9,389	9,405	9,400

Class B Common Stock	$12.61	$2.06	$45.76	$20.16
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	1,022	2,248	1,288	2,259

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$197,648	$142,314
Trade accounts receivable, net	515,928	454,934
Other accounts receivable	90,417	91,615
Inventories	347,545	302,851
Prepaid expenses and other current assets	94,263	78,068
Assets held for sale	—	6,880
Total current assets	1,245,801	1,076,662
Property, plant and equipment, net	1,183,730	1,030,688
Right-of-use assets - operating leases	140,588	139,877
Leased property under financing leases, net	6,431	64,211
Other assets	115,892	120,486
Goodwill	165,903	165,903
Other identifiable intangible assets, net	851,200	847,743
Total assets	$3,709,545	$3,445,570

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$27,635	$22,048
Current portion of obligations under financing leases	2,303	6,060
Dividends payable	32,808	—
Accounts payable and accrued expenses	842,410	806,748
Total current liabilities	905,156	834,856
Deferred income taxes	150,222	136,432
Pension and postretirement benefit obligations and other liabilities	813,680	852,001
Noncurrent portion of obligations under operating leases	118,763	122,046
Noncurrent portion of obligations under financing leases	7,519	65,006
Long-term debt	598,817	723,443
Total liabilities	2,594,157	2,733,784

Equity:
Stockholders’ equity	1,115,388	711,786
Total liabilities and equity	$3,709,545	$3,445,570

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year
(in thousands)	2022	2021
Cash Flows from Operating Activities:
Net income	$430,158	$189,580
Depreciation expense, amortization of intangible assets and deferred proceeds, net	171,590	180,565
Fair value adjustment of acquisition related contingent consideration	32,301	146,308
Deferred payroll taxes under CARES Act	(18,739)	(18,739)
Deferred income taxes	8,977	(9,183)
Change in current assets and current liabilities	(74,784)	30,595
Change in noncurrent assets and noncurrent liabilities	(1,651)	(7,725)
Other	6,654	10,354
Net cash provided by operating activities	$554,506	$521,755

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(298,611)	$(155,693)
Acquisition of distribution rights	(30,649)	(8,993)
Other	4,275	2,743
Net cash used in investing activities	$(324,985)	$(161,943)

Cash Flows from Financing Activities:
Payments on revolving credit facility, term loan facility and senior notes	$(125,000)	$(342,500)
Payments of acquisition related contingent consideration	(36,515)	(39,097)
Cash dividends paid	(9,374)	(9,374)
Payments on financing lease obligations	(2,988)	(4,778)
Debt issuance fees	(310)	(1,542)
Borrowings under term loan facility	—	70,000
Borrowings under revolving credit facility	—	55,000
Net cash used in financing activities	$(174,187)	$(272,291)

Net increase in cash during period	$55,334	$87,521
Cash at beginning of period	142,314	54,793
Cash at end of period	$197,648	$142,314

NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to comparable and adjusted results (non-GAAP):

Results for the fourth quarter of 2022 include one additional selling day compared to the fourth quarter of 2021. For comparison purposes, the estimated impact of the additional selling day in the fourth quarter of 2022 has been excluded from our comparable(b) volume results. The full fiscal year of 2022 and 2021 included the same number of selling days.

	Fourth Quarter
(in millions)	2022	2021	Change
Physical case volume	88.2	89.2	(1.1)%
Volume related to extra day in fiscal period	(0.9)	—
Comparable physical case volume	87.3	89.2	(2.1)%

	Fourth Quarter 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$598,612	$425,773	$172,839	$155,473	$118,445	$12.64
Fair value adjustment of acquisition related contingent consideration	—	—	—	11,169	8,394	0.89
Fair value adjustments for commodity derivative instruments	(1,736)	(2,085)	349	349	262	0.02
Supply chain optimization	75	5	70	70	52	0.01
Total reconciling items	(1,661)	(2,080)	419	11,588	8,708	0.92
Adjusted results (non-GAAP)	$596,951	$423,693	$173,258	$167,061	$127,153	$13.56

Adjusted % change vs. Q4 2021	20.2%	4.4%	90.8%

	Fourth Quarter 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$492,832	$405,737	$87,095	$22,359	$19,107	$2.04
Fair value adjustment of acquisition related contingent consideration	—	—	—	55,403	41,507	4.42
Fair value adjustments for commodity derivative instruments	2,741	281	2,460	2,460	1,849	0.20
Supply chain optimization	1,078	(154)	1,232	1,232	921	0.10
Total reconciling items	3,819	127	3,692	59,095	44,277	4.72
Adjusted results (non-GAAP)	$496,651	$405,864	$90,787	$81,454	$63,384	$6.76

	Fiscal Year 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$2,277,954	$1,636,907	$641,047	$575,087	$430,158	$45.88
Fair value adjustment of acquisition related contingent consideration	—	—	—	32,301	24,306	2.59
Fair value adjustments for commodity derivative instruments	3,333	427	2,906	2,906	2,187	0.23
Supply chain optimization	533	(73)	606	606	456	0.05
Total reconciling items	3,866	354	3,512	35,813	26,949	2.87
Adjusted results (non-GAAP)	$2,281,820	$1,637,261	$644,559	$610,900	$457,107	$48.75

Adjusted % change vs. 2021	16.5%	8.0%	45.7%

	Fiscal Year 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,954,187	$1,515,016	$439,171	$255,149	$189,580	$20.23
Fair value adjustment of acquisition related contingent consideration	—	—	—	146,308	109,731	11.70
Fair value adjustments for commodity derivative instruments	(3,469)	1,772	(5,241)	(5,241)	(3,931)	(0.42)
Supply chain optimization	7,542	(947)	8,489	8,489	6,367	0.68
Total reconciling items	4,073	825	3,248	149,556	112,167	11.96
Adjusted results (non-GAAP)	$1,958,260	$1,515,841	$442,419	$404,705	$301,747	$32.19

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.